AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         UNIROYAL TECHNOLOGY CORPORATION


          Uniroyal Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

          1. The name of the Corporation is Uniroyal Technology Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 1992, and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 17, 1992.

          2. The Certificate of Incorporation of the Corporation is hereby further amended and restated in accordance with Sections 242 and 245 of the Delaware General Corporation Law, so that the Certificate of Incorporation, as so amended and restated, shall read as follows:

               FIRST: The name of the Corporation is Uniroyal Technology Corporation.

               SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

               THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

               FOURTH: The Corporation is to have perpetual existence.

               FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,001,000 shares, consisting of


               (a) 1,000 shares of Preferred Stock, par value $0.01 per share, and

               (b) 100,000,000 shares of Common Stock, par value $0.01 per share.

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as a majority of the Board of Directors may from time to time determine.

          Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The preferences and relative, participating, optional, voting and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the designations, preferences and relative, participating, optional, voting and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware; provided, however, that the Corporation, as successor to certain of the debtors under the Plan of Reorganization Under Chapter 11 for Polycast Technology Corporation and its Affiliated Debtors (the "Plans"), shall not issue nonvoting equity securities and shall comply at all times, to the extent applicable, with Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended.

          Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or as provided herein for the election of directors, the holders of outstanding shares of Common Stock and Preferred Stock shall have equal voting powers and the holders of record thereof shall be entitled to one vote for each share of Common Stock or Preferred Stock standing in his name on the books of the Corporation.

          In accordance with the foregoing, the Board of Directors shall issue two series of Preferred Stock to be designated Series A Preferred Stock and Series B Preferred Stock. The rights, preferences and voting powers, with the restrictions and qualifications thereof, are as follows:


          Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" and "Series B Preferred Stock" and the number of shares constituting each series shall be 50.

          Section 2. Dividends and Distributions. Commencing September 1, 1992, until paid, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive an annual dividend equal to eight percent (8%) of the redemption price for shares of Series A Preferred Stock and Series B Preferred Stock, as applicable, payable in shares of Common Stock only. Dividends shall accrue and be cumulative, until paid, commencing on September 1, 1992, whether or not they are declared by the Corporation. The Corporation shall declare such dividends, on a quarterly basis, commencing on January 1, 1994, and shall pay such dividends within thirty (30) days after each declaration. The number of shares of Common Stock to be paid as a dividend to the holders of Series A Preferred Stock and Series B Preferred Stock shall be calculated by dividing (a) two percent (2%) of the total of the Series A Preferred Stock redemption price and the Series B redemption price, respectively, by (b) the average for the thirty (30) calendar days preceding the declaration date, of (i) the last reported sales price regular way for the Common Stock on the New York Stock Exchange or, (ii) if the Common Stock is not listed or admitted to trading on such exchange, the last reported sales price regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, (iii) if not listed or admitted to trading on any national securities exchange, the closing bid price on the National Association of Securities Dealers Automated Quotations National Market System or, (iv) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the closing bid price in the over-the-counter market in the United States as furnished by any New York Stock Exchange member firm that shall be selected from time to time by the Board of Directors for that purpose or, (v) if such closing bid price is unobtainable, the value of such Common Stock as determined in good faith by the Board of Directors in consultation with, as may be deemed necessary by the Board of Directors in its sole discretion, financial advisors of its choosing (the "Average Fair Market Value").

          Section 3. Voting Rights. The holders of shares of Series A Preferred Stock and the holders of shares of Series B Preferred Stock shall have the following voting rights:

          (a) Each share or fraction of a share of Series A Preferred Stock or Series B Preferred Stock shall entitle the holder thereof to one vote, in person or by proxy, on all matters submitted to a vote of the stockholders of the Corporation;

          (b) With respect to the election of directors of the Corporation, the holders of the Series A Preferred Stock shall be entitled to vote separately as a class with respect to the election of a single Class 2 director commencing with the annual meeting to be held in fiscal year 1994;

          (c) With respect to the election of directors of the Corporation, the holders of the Series B Preferred Stock shall be entitled to vote separately as a class with respect to the election of a single Class 2 director commencing with the annual meeting to be held in fiscal year 1995; and

          (d) Except as otherwise provided herein or in the By-laws, the holders of shares of Series A Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          Section 4. Stockholder Conversion Option.

          (a) Series A Preferred Stock. The holder of the Series A Preferred Stock shall have the right to require that the Corporation convert all of its Series A Preferred Stock into Common Stock (i) during a period commencing on November 1, and ending on the last Business Day prior to November 30 (the "Series A Conversion Period"), commencing in 1993 and every year thereafter for so long as the Series A Preferred Stock is outstanding or (ii) during a thirty (30) day period following notice by the Corporation of its intention to exercise its redemption option with respect to all or any portion of the Series A Preferred Stock (the "Series A Redemption Conversion Period"). During the initial Series A Conversion Period, the holder of the Series A Preferred Stock shall have the right to convert all of its Series A Preferred Stock into shares of Common Stock representing 13.8% of the issued and outstanding shares of Common Stock on a fully diluted basis on September 1, 1992 (as such amount may be reduced prior to the initial Series A Conversion Period on a pro rata basis from time to time by the repurchase of all or a portion of the Series A Preferred Stock by the Corporation, the "Series A Original Conversion Percentage"). During the Series A Redemption Conversion Period, the holder of the Series A Preferred Stock shall have the right to convert its Series A Preferred Stock into Common Stock utilizing the conversion percentage applicable on the date that the redemption notice was given by the Corporation. The holder of the Series A Preferred Stock may only exercise its conversion option with respect to all of its shares of Series A Preferred Stock simultaneously.

          (b) Series B Preferred Stock. The holder of the Series B Preferred Stock shall have the right to require that the Corporation convert all of its Series B Preferred Stock into Common Stock (i) during a period commencing on November 1, and ending on the last Business Day prior to November 30 (the "Series B Conversion Period"), commencing in 1993 and every year thereafter for so long as the Series B Preferred Stock is outstanding or (ii) during a thirty (30) day period following notice by the Corporation of its intention to exercise its redemption option with respect to the Series B Preferred Stock (the "Series B Redemption Conversion Period"). During the initial Series B Conversion Period, the holder of the Series B Preferred Stock shall have the right to convert its Series B Preferred Stock into shares of Common Stock representing 13.8% of the issued and outstanding shares of Common Stock on a fully diluted basis on September 1, 1992 (as such amount may be reduced prior to the initial Series B Conversion Period on a pro rata basis from time to time by the repurchase of all or a portion of the Series B Preferred Stock by the Corporation, the "Series B Original Conversion Percentage"). During the Series B Redemption Conversion Period, the holder of the Series B Preferred Stock shall have the right to convert its Series B Preferred Stock into Common Stock utilizing the conversion percentage applicable on the date the conversion notice was given by the Corporation. The holder of the Series B Preferred Stock may only exercise its conversion option with respect to all of its shares of Series B Preferred Stock simultaneously.

          Section 5. Corporation's Redemption Option. The Corporation shall have the right to redeem all or any portion of the Series A Preferred Stock or Series B Preferred Stock at any time following thirty (30) days notice to the holder of such Preferred Stock by (i) paying $150,000 per share for each share of Series A Preferred Stock or Series B Preferred Stock that the Corporation, in its sole discretion, chooses to redeem, and (ii) issuing all Common Stock payable as accrued dividends on such shares, or fraction of a share, to be redeemed by the Corporation at that time. The Corporation shall have no obligation to redeem any shares of the Preferred Stock. The Corporation shall have the right to redeem, at its option, whole or fractional shares of Preferred Stock.

          Section 6. One-Time Automatic Reset Feature

          (a) Series A Preferred Stock. On May 30, 1993, the Series A Original Conversion Percentage shall be automatically adjusted to allow the holder of the Series A Preferred Stock, during any subsequent Series A Conversion Period, to convert all of its Series A Preferred Stock into the number of shares of Common Stock calculated by dividing the Series A Redemption Price ($7,500,000) by the Average Fair Market Value on May 30, 1993, if greater than the Series A Original Conversion Percentage (as such quantity of Common Stock may be reduced on a pro rata basis from time to time by the repurchase of all or a portion of the Series A Preferred Stock by the Corporation). Notwithstanding the foregoing, the maximum number of shares to be issued hereunder shall not exceed the total number of shares authorized to be issued by the Corporation.

          (b) Series B Preferred Stock. On November 30, 1993, the Series B Original Conversion Percentage shall be automatically adjusted to allow the holder of the Series B Preferred Stock, during any subsequent Series B Conversion Period, to convert all of its Series B Preferred Stock into the number of shares of Common Stock calculated by dividing the Series B Redemption Price ($7,500,000) by the Average Fair Market Value on November 30, 1992, if greater than the Series B Original Conversion Percentage (as such quantity of Common Stock may be reduced on a pro rata basis from time to time by the repurchase of all or a portion of the Series B Preferred Stock by the Corporation). Notwithstanding the foregoing, the maximum number of shares to be issued hereunder shall not exceed the total number of shares authorized to be issued by the Corporation.

          Section 7. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive, following all distributions to creditors of the Corporation required under Delaware law, and in accordance with Delaware law, as a liquidation payment to the extent of funds legally available for distribution to equity holders, a distribution of $150,000 per share for each share of Preferred Stock held. In addition, at the time when the holder of the Preferred Stock receives its liquidation payment, such holder will be entitled to receive all accrued but unpaid dividends of Common Stock on the shares of Preferred Stock it holds as determined in accordance with Section 6 above. The holder of the Preferred Stock shall also be entitled to payment with respect to fractional shares. The holder of the Preferred Stock shall be entitled to a liquidation preference superior to that of any holder of Common Stock or any other series or class of preferred stock of the Corporation on account of such holders' equity interest in the Corporation. Liquidation payments made on account of the Series A Preferred Stock and the Series B Preferred Stock shall be on a pari passu basis.

          Section 8. Preemptive or Preferential Rights. A holder of the Series A Preferred Stock or Series B Preferred Stock shall have no preemptive or preferential rights to purchase or subscribe to any additional shares of capital stock, whether of a presently existing class of stock or one that may later be authorized by the Corporation, except for the anti-dilution protection contemplated by Sections 2, 4 and 6 of this Article FIFTH, and as more fully set forth in Section 9 below required as a result to the reset feature discussed above in connection with such holder's exercise of its conversion option.

          Section 9. Anti-dilution Adjustments. The number of shares of Common Stock into which the Series A Preferred Stock and the Series B Preferred Stock, respectively, may be converted pursuant to sections 4 and 6 of this Article FIFTH, shall be subject to adjustment from time to time as set forth in this
Section 9.

          (a) Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Corporation shall

          (1) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock, or

          (2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

          (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the number of shares of Common Stock comprising the Series A Original Conversion Percentage, as adjusted pursuant to subsection 6(a), if applicable, and the Series B Original Conversion Percentage, as adjusted pursuant to subsection 6(b), if applicable, immediately after the happening of any such event shall be adjusted so as to provide, upon the exercise by a holder of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, of its respective conversion privilege granted to such holder pursuant to the Article FIFTH, the number of shares of Common Stock which a record holder of the number of shares of Common Stock comprising the Series A Original Conversion Percentage, as adjusted pursuant to subsection 6(a), if applicable, and the Series B Original Conversion Percentage, as adjusted pursuant to subsection 6(b), if applicable, immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

          (b) Other Provisions Applicable to Adjustments Under this Section 9. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock to be received by a holder of Series A Preferred Stock or Series B Preferred Stock upon the exercise of its conversion rights pursuant to Sections 4 and 6 of this Article FIFTH hereinbefore provided for in this Section 9:

               (1) Treasury Stock. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed an issuance thereof for purposes of this Section 9.

               (2) When Adjustments to Be Made. The adjustments required by the foregoing provisions of this Section 9 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

               (3)  Fractional Interests. In computing adjustments under this
                    Section 9, fractional interests in Common Stock shall be taken into account to the nearest one-tenth of a share.

               (4) When Adjustment Not Required. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution thereof to holders of Common Stock, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (c) Organic Changes. In case the Corporation shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation (an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provision shall be made whereby the holder of the Series A Preferred Stock and the Series B Preferred Stock, respectively, shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of each share of Common Stock immediately theretofore receivable upon the conversion of the Series A Preferred Stock and the Series B Preferred Stock, respectively, such shares of stock, securities, cash or other property receivable upon such consolidation, merger, sale, lease or transfer by the holder of the number of shares of Common Stock to be received by a holder of Series A Preferred Stock or Series B Preferred Stock, respectively, upon the exercise of its conversion rights pursuant to section 4 and 6 of this Article FIFTH immediately prior to such event.

          SIXTH: (a) The number of directors which shall constitute the whole board of directors of the Corporation shall not be less than three (3) nor more than fifteen (15), as specified from time to time by resolution or resolutions passed by a majority of the whole board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director then holding such office, except as otherwise provided in this Certificate of Incorporation.

          (b) The Board of Directors shall be divided into two classes, Class 1 and Class 2.

          (c) Upon filing the Certificate of Incorporation, the first Board of Directors shall consist of seven members, to consist of one member in Class 1 and six members in Class 2. The Class 1 director shall initially serve a two-year term which, commencing with the annual meeting of stockholders held during fiscal year 1995, shall be shortened to a one year term which shall run concurrently with the terms of all Class 2 Directors. The six Class 2 directors shall serve a one-year term and shall stand for reelection at the annual meeting of stockholders to be held during fiscal year 1994. The Board of Directors shall then be increased (i) by one Class 2 director at the annual meeting of stockholders to be held during fiscal year 1994, to be elected at that meeting and at all subsequent stockholders meetings by holders of the Series A Preferred Stock, unless and until the Series A Preferred Stock is converted into Common Stock, and (ii) by a second Class 2 director at the annual meeting of stockholders to be held during fiscal year 1995, to be elected at that meeting and at all subsequent stockholders meetings by holders of the Series B Preferred Stock, unless and until the Series B Preferred Stock is converted into Common Stock. With the exception of directors elected by holders of the Series A Preferred Stock and Series B Preferred Stock, who may only be replaced by a vote of holders of Series A Preferred Stock and Series B Preferred stock, respectfully, any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until the successor to such director shall have been elected and qualified. Subject to the foregoing, at each annual meeting of stockholders commencing with the annual meeting of stockholders held during fiscal year 1994, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the next succeeding annual meeting.

          (d) Until the day after the annual meeting of stockholders held in fiscal year 1994 and notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of a majority of the members of the Board of Directors or the holders of at least two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Subsequent to the day after the annual meeting of stockholders held during fiscal year 1994, any member of the Board of Directors or the entire Board of Directors may be removed at any time, with or without cause, by a vote of the stockholders entitled to elect such director or directors. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if:

          (x) the Director whose removal is proposed

               (1) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal,

               (2) has engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, or

               (3) has been declared of unsound mind by order of a court of competent jurisdiction, and such declaration is no longer subject to direct appeal, or has committed an action which constitutes intentional misconduct or knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

          and (y) removal would be in the best interests of the Corporation.

          Notwithstanding the foregoing, and except as otherwise required by law, the provisions of section (d) of this Article shall not apply with respect to the Class 2 directors elected by holders of Series A Preferred Stock or by holders of Series B Preferred Stock, respectively.

          SEVENTH: The Corporation shall hold its first annual meeting of stockholders after the end of the Corporation's 1993 fiscal year, but in no event later than January 31, 1994.

          EIGHTH: The Corporation hereby expressly approves, adopts and agrees to be bound by the provisions of Section 203 of the Delaware General Corporation Law; provided, however, that such adoption shall not become effective until September 27, 1993.

          NINTH: In furtherance and not in limitation of the powers conferred by law, and subject to the provisions of this Certificate of Incorporation, (i) the By-laws of the Corporation shall be subject to alteration, amendment or repeal, in whole or in part, and new By-laws may be made, either by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting of the Board, or by unanimous written consent of the directors, or by the affirmative vote of the holders of record of at least two-thirds of the issued and outstanding shares of stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting, (ii) no officer of the Corporation shall be removed from his office unless such removal is authorized and approved by a majority of the Board of Directors and (iii) the Corporation shall not enter into any material transactions including, without limitation, (a) the sale of all or substantially all of the Corporation's or any of its subsidiaries' assets, (b) the purchase of goods, services or general intangibles having a value in excess of $10,000,000, or (c) the mortgage, pledge or hypothecation of any of the Corporation's or its subsidiaries' assets in excess of $10,000,000, or (d) the borrowing of funds in excess of $10,000,000, unless such material transaction has been previously approved, or is subsequently ratified by, a majority of the Board of Directors.

          TENTH: Notwithstanding any provision of law, or this Certificate of Incorporation, this Certificate of Incorporation of the Corporation may be amended, deleted, or otherwise altered only upon the affirmative vote of the holders of not less than three-quarters of the outstanding capital stock of the Corporation entitled to vote thereon.

          ELEVENTH: Any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual meeting or special meeting of stockholders of this Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the By-laws of the Corporation.

          TWELFTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

          (c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt By-laws or enter into agreements with such persons for the purpose of providing for such advances.

          (e) The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          (f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.

          (g) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on this twenty-first day of March, 2001.



                                    ------------------------
                                    Oliver J. Janney
                                    Executive Vice President